SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 19, 2002

VERITAS SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-26247	77-0507675

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street
Mountain View, California 94043

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 527-8000

Item 5.   Other Events.

     On December 19, 2002, VERITAS Software Corporation, a Delaware corporation (“VERITAS”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among VERITAS, Argon Merger Sub Ltd., an Israeli corporation and an indirect wholly owned subsidiary of VERITAS (“Merger Sub”), and Precise Software Solutions Ltd., an Israeli corporation (“Precise”). The Merger Agreement provides for VERITAS to acquire Precise through a merger of Merger Sub with and into Precise (the “Merger”) with Precise surviving the Merger as an indirect wholly-owned subsidiary of VERITAS. As a result of the Merger, and subject to the terms and conditions of the Merger Agreement, each issued and outstanding ordinary share of Precise will be converted automatically into the right to receive, at the election of the holder thereof, either (1) $16.50 in cash or (2) 0.2365 of a share of VERITAS common stock, plus $12.375 in cash. The completion of the Merger is subject to the approval of the stockholders of Precise, receipt of necessary approvals under United States and applicable foreign antitrust laws, SEC clearance and other customary closing conditions. A copy of the Merger Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

     On December 19, 2002, VERITAS and Precise issued a joint press release announcing that VERITAS and Precise had entered into the Merger Agreement. A copy of the joint press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of December 19, 2002, by and among VERITAS Software Corporation, a Delaware corporation, Argon Merger Sub Ltd., an Israeli corporation and an indirect wholly-owned subsidiary of VERITAS Software Corporation, and Precise Software Solutions Ltd., an Israeli company.

99.1	Joint Press Release of VERITAS Software Corporation and Precise Software Solutions Ltd., issued on December 19, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITAS SOFTWARE CORPORATION

Dated: December 24, 2002	By:	/s/ Jay A. Jones Jay A. Jones, Senior Vice President and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger, dated as of December 19, 2002, by and among VERITAS Software Corporation, a Delaware corporation, Argon Merger Sub Ltd., an Israeli corporation and an indirect wholly-owned subsidiary of VERITAS Software Corporation, and Precise Software Solutions Ltd., an Israeli company.

99.1	Joint Press Release of VERITAS Software Corporation and Precise Software Solutions Ltd., issued on December 19, 2002.